SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Air T, Inc.

(Name of Registrant as specified in its charter)

(Name of person(s) filing Proxy Statement, if other than Registrant)

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Air T, Inc.
PO Box 488, Denver, NC 28037 Telephone: (828) 465-1336 • FAX: (828) 465-5281

To Our Stockholders:

Please find enclosed for your information and review, a copy of Air T, Inc.’s 2014 Annual Report, Notice and Proxy Statement for our Annual Meeting of Stockholders to be held September 3, 2014, accompanying proxy card and return envelope.

The accompanying Proxy Statement provides you with a summary of the proposals on which our stockholders will vote at the annual meeting. Your vote is important regardless of the number of shares you hold. To ensure your representation at the meeting, please complete, sign, date and return your enclosed proxy card as soon as possible in the postage-paid envelope provided. If your shares are held in “street name” by your broker or other nominee, only that holder can vote your shares, and the vote cannot be cast unless you provide instructions to your broker. You should follow instructions provided by your broker regarding how to instruct your broker to vote your shares. If you choose to attend the annual meeting, you may revoke your proxy and personally cast your votes at the annual meeting.

Stockholder matters, including a transfer of shares, missing stock certificates, or changes of address can be directed to the Company’s transfer agent at the following mailing address, email address and telephone number:

American Stock Transfer and Trust Company Operations Center 6201 15th Avenue Brooklyn, NY 11219

Email address: info@amstock.com

Telephone Number: 1-800-937-5449

If you should have a question or require an additional copy of the documents mentioned above, please contact me directly at 828-464-8741.

Sincerely,

Nick Swenson

President and Chief Executive Officer

Enclosures

AIR T, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 3, 2014

To Our Stockholders:

On behalf of the Board of Directors and management of Air T, Inc. (the “Company”), we cordially invite you to our annual meeting of stockholders. The meeting will be held at One Independence Center, 101 North Tryon Street, Suite 1900, Charlotte, North Carolina on Wednesday, September 3, 2014 at 10:00 a.m. local time, for the purpose of considering and acting on the following matters:

1.	Elect as directors the seven nominees named in the attached proxy statement to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified;

2.	To adopt a resolution approving, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in the accompanying proxy statement;

3.	To ratify the appointment of Dixon Hughes Goodman, LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 31, 2015; and

4.	To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

Only stockholders of record as of the close of business on July 3, 2014 are entitled to notice of and to vote at the annual meeting and adjournments thereof. You may examine a list of those stockholders at our principal executive offices at 3524 Airport Road, Maiden, North Carolina 28650, during the 10-day period preceding the annual meeting. Each share of our outstanding common stock will entitle the holder to one vote on each matter that properly comes before the annual meeting.

The accompanying proxy statement provides you with a summary of the proposals on which our stockholders will vote at the annual meeting. We encourage you to read this entire document before voting.

Your vote is important no matter how large or small your holdings may be. To ensure your representation at the meeting, please complete, sign, date and return your enclosed proxy card as soon as possible in the postage-paid envelope provided. If your shares are held in “street name” by your broker or other nominee, only that holder can vote your shares, and your vote cannot be cast unless you provide instructions to your broker. You should follow instructions provided by your broker regarding how to instruct your broker to vote your shares. If you choose to attend the annual meeting, you may revoke your proxy and personally cast your votes at the annual meeting.

The 2014 Annual Report of the Company also accompanies this notice.

By Order of the Board of Directors

Nick Swenson
President and Chief Executive Officer

July 18, 2014

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

Copies of this Notice, the Proxy Statement following this Notice, and the Annual Report to Stockholders that is being mailed with this Notice are available at www.airt.net/shareholderdirect.html.

[Intentionally left blank.]

Air T, Inc.

3524 Airport Road

Maiden, North Carolina 28650

Telephone (828) 464-8741

PROXY STATEMENT

The enclosed proxy is solicited on behalf of the Board of Directors of Air T, Inc. (referred to as the “Company”) in connection with the annual meeting of stockholders of the Company to be held on Wednesday, September 3, 2014 at 10:00 a.m. at One Independence Center, 101 North Tryon Street, Suite 1900, Charlotte, North Carolina. The proxy is for use at the meeting if you do not attend or if you wish to vote your shares by proxy even if you do attend. You may revoke your proxy at any time before it is exercised by

•	giving a written notice of revocation to the Secretary of the Company,

•	submitting a proxy having a later date, or

•	appearing at the meeting and requesting to vote in person.

All shares represented by valid proxies and not revoked before they are voted will be voted as specified. If no specification is made, proxies will be voted “FOR” electing all nominees for director listed on the proxy in Item 1, “FOR” the resolution approving, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this proxy statement, and “FOR” ratifying Dixon Hughes Goodman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2015.

The Board of Directors knows of no matters, other than those stated above, to be presented for consideration at the annual meeting. If, however, other matters properly come before the annual meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment on any such matters. The persons named in the accompanying proxy may also, if it is deemed advisable, vote such proxy to adjourn the annual meeting from time to time, including if there is not a quorum on the date set for the annual meeting.

This proxy statement, the enclosed proxy card and the Company’s 2014 Annual Report to Stockholders are being first mailed to our stockholders on or about July 18, 2014. The Annual Report does not constitute “soliciting material” and is not to be deemed “filed” with the Securities and Exchange Commission.

The Company will pay the costs of preparing this proxy statement and of soliciting proxies in the enclosed form. Our officers, directors and employees may solicit proxies personally, by telephone, mail or facsimile, or via the Internet. These individuals will not receive any additional compensation for their solicitation efforts. You may also be solicited by means of press releases issued by the Company, postings on our website, www.airt.net, and advertisements in periodicals. In addition, upon request we will reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding voting materials to their customers who are beneficial owners and in obtaining voting instructions.

VOTING

Only stockholders of record at the close of business on July 3, 2014 will be entitled to vote at the annual meeting or any adjournment or adjournments thereof. The number of outstanding shares entitled to vote at the stockholders meeting is 2,355,028. The presence of a majority of the outstanding shares of the Company’s Common Stock, par value $.25 per share (the “Common Stock”), represented in person or by proxy at the meeting will constitute a quorum necessary to conduct business at the meeting.

How to Vote

If you are a registered shareholder, you may vote your shares by mail by completing, signing, dating and returning the enclosed proxy card or you may vote your shares in person by attending the meeting and voting your shares at the meeting. Even if you plan to attend the meeting, the Company encourages you to vote your shares by proxy. If you choose to attend the meeting, please bring proof of stock ownership and proof of identification to the meeting.

If you are a beneficial stockholder and your broker holds your shares in its name, your broker may provide you alternative methods of providing your voting instructions, including by Internet or telephone. This depends on the voting process of the broker through which you hold the shares. Please follow their directions carefully.

Voting of Shares Held Through Brokers

If you are a beneficial stockholder and your broker holds your shares in its name, your broker cannot vote your shares on the following matters if you do not timely provide instructions for voting your shares:

•	the election of directors and

•	the advisory vote on approval of the compensation paid to the Company’s named executive officers.

If your shares are maintained through an account with a broker, it is likely that your broker holds your shares in its name, and you should contact your broker if you are uncertain whether your broker holds your shares in its name. Shares not voted by brokers on these matters if timely voting instructions are not provided are referred to as “broker non-votes.” However, your broker may vote your shares on any other matter that may be presented to the stockholders for a vote at the meeting, including the ratification of the appointment of Dixon Hughes Goodman, LLP as our independent registered public accounting firm, if the broker does not receive voting instructions from you.

If your broker holds your shares in its name, for you to vote those shares you must provide voting instructions to the broker through which you hold the shares. Please follow their directions carefully. If you want to vote shares held by your broker in its name at the meeting, you must request a legal proxy from your broker and present that proxy, together with proof of identification, at the meeting.

Required Voting Thresholds for Matters to be Considered at the Meeting

Directors will be elected by a plurality of the votes cast. Cumulative voting is not allowed. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of directors.

Each of the other matters coming before the meeting, including the advisory votes on approval of the compensation paid to the Company’s named executive officers and the ratification of the appointment of the independent registered public accounting firm for the fiscal year ending March 31, 2015, requires the affirmative vote of a majority of the shares present or represented at the meeting and entitled to vote. On such matters, an abstention will have the same effect as a negative vote but, because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority, a broker non-vote, if applicable, will have no effect on votes on these matters.

Changing Your Vote

Even after you have submitted your vote, you may revoke your proxy and change your vote at any time before voting begins at the annual meeting. If you are a registered stockholder, you may do this by:

•	timely delivering to the Company’s Secretary, or at the meeting, a later dated signed proxy card or

•	by voting your shares in person if you attend the meeting.

Your attendance at the meeting will not automatically revoke your proxy; you must specifically revoke it.

If your broker holds your shares in its name, you should contact your bank, broker or other nominee to find out how to revoke your proxy. If you have obtained a legal proxy from your nominee giving you the right to vote your shares, you may vote by attending the meeting and voting in person or by sending in an executed proxy with your legal proxy form.

CERTAIN BENEFICIAL OWNERS OF COMMON STOCK

The following table sets forth information regarding the beneficial ownership (determined in accordance with Rule 13d-3 of the Securities and Exchange Commission) of shares of Common Stock, par value $.25 per share, of the Company as of May 1, 2014 by each person that beneficially owns five percent or more of the shares of Common Stock. Each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned, except as otherwise set forth in the notes to the table.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Name and Address of Beneficial Owner	Amount of Beneficial Ownership as of May 1, 2014	Percent of Class
AO Partners I, L.P. et al.(1) 3033 Excelsior Boulevard, Suite 560 Minneapolis, Minnesota 55416	476,537	20.4
FMR LLC et al.(2) 82 Devonshire Street Boston, Massachusetts 02109	244,600	10.5
David E. Stern and Barbara R. Wagner(3) 310 Miles Drive Blue Bell, Pennsylvania 19422	123,919	5.3

(1)	Based solely on a Schedule 13D/A filed by AO Partners I, L.P. (“AO Partners Fund”), AO Partners, LLC (“AO Partners”) and Nicholas J. Swenson dated March 5, 2014 that indicates that each of AO Partner I, L.P. and AO Partners, LLC is the beneficial owner of 474,037 shares and Nicholas J. Swenson is the beneficial owner of 476,537, shares, including 2,500 shares he has the right to acquire through the exercise of stock options. Such Schedule 13D/A reports that Mr. Swenson is the managing member of AO Partners, which is a general partner in AO Partners Fund.

(2)	Based solely on a Schedule 13G/A (the “FMR Schedule 13G”) filed by FMR LLC (“FMR”), Fidelity Management & Research Company (“Fidelity Management”), Fidelity Low Priced Stock Principal All Sector Sub Portfolio (“Fidelity Fund”) and Edward C. Johnson 3d dated March 5, 2014, reporting information as of February 28, 2014. The FMR Schedule 13G indicates that Fidelity Management, a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 244,600 shares as a result of acting as investment adviser to Fidelity Fund which owns such shares. The FMR Schedule 13G further indicates that Edward C. Johnson 3d, the Chairman of FMR, and FMR, through its control of Fidelity Management, and the Fidelity Fund each has sole power to dispose of the 244,600 shares owned by the Fidelity Fund, that neither FMR nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Fund, which power resides with the Fidelity Fund’s Board of Trustees and that Fidelity Management carries out the voting of the shares under written guidelines established by the Fidelity Fund’s Boards of Trustees.
(3)	Based solely on a Schedule 13D filed by David E. Stern and Barbara R. Wagner, husband and wife, on June 27, 2012.

PROPOSAL 1 – ELECTION OF DIRECTORS

Under the Company’s certificate of incorporation and by-laws, directors are elected at each annual meeting and hold office until their respective successors are elected and have qualified. The number of directors constituting the Board of Directors is currently seven. Accordingly, up to seven directors may be elected at the annual meeting.

The following sets forth certain information with respect to the individuals who are nominated by the Board of Directors, upon recommendation of its Nominating Committee, for election to the Board of Directors at the annual meeting. Each of the following, other than Gary S. Kohler, is currently a director of the Company. Mr. Kohler is being nominated to replace John J. Gioffre, who after serving as a director for over 22 years will be retiring from the Board of Directors at the annual meeting when his current term expires. The nominees provided the following information about themselves as of May 1, 2014. Additionally, for each nominee we have disclosed the particular experience, qualifications, attributes, or skills that led the Board to conclude that the nominee should serve as a director.

Seth G. Barkett, age 30, was elected as a director of the Company in August 2013. Mr. Barkett has served as Director of Research of Groveland Capital, LLC, a hedge fund, since February 2011. From March 2010 to January 2011, Mr. Barkett served as a consultant to Vela Capital, LLC, a hedge fund. From January 2008 to February 2010, Mr. Barkett served as an associate of Storm Lake Capital, LLC, a merchant banking firm, and from July 2006 to December 2007 he served as an analyst of Resource Land Holdings, LLC, a private equity firm. In these positions, Mr. Barkett has analyzed and worked on mergers and acquisitions, divestitures, recapitalizations and corporate restructurings.

Mr. Barkett’s experience and financial analytical skills provide the Board with additional expertise in evaluating the performance of the Company’s businesses and opportunities for growth.

William R. Foudray, age 44, was elected as a director of the Company in August 2013. Mr. Foudray has served as Executive Vice President of Vantage Financial, LLC, an equipment leasing and finance company, since he co-founded that firm in August 2011. Mr. Foudray served in various executive capacities, including as Vice President of Operations, Chief Financial Officer and Executive Vice President, of Fidelity National Capital, Inc., a third-party technology leasing firm and then subsidiary of Fidelity National Financial, Inc., from 1999 until the sale of that company in 2009 to Winthrop Resources Corporation and as Vice President of Winthrop Resources Corporation, a technology leasing company, from 2009 to July 2011.

Mr. Foudray’s experience in the leasing business, including in the equipment leasing business provides the Board with valuable insight with respect to opportunities to expand leasing activities of the Company’s ground support equipment business. In addition, Mr. Foudray’s experience as an executive officer of a significant operating business and as a former chief financial officer add to the Board’s expertise in operational and financial matters.

Gary S. Kohler, age 57, is being nominated for election to the Board of Directors at the annual meeting. Mr. Kohler has served as Chief Investment Officer, portfolio manager and Managing Partner of Blue Clay Capital Management, LLC, an investment management firm, since January 1, 2012. Mr. Kohler served as a portfolio manager and partner of Whitebox Advisors, LLC, an investment management firm, from January 2000 to December 2011. Mr. Kohler served in various capacities, including portfolio manager and Vice President, of Okabena Company, a private investment advisory firm, from 1984 to 1997.

Mr. Kohler’s experience in investing and managing investments in a wide variety of businesses during his over 25-year career in the field of investment management services is expected to provide the Board with additional depth in financial, analytical and investment expertise.

Andrew L. Osborne, age 28, was elected as a director of the Company in August 2013. Mr. Osborne has served as the Chief Executive Officer and Sole Managing Member of Kingsbury Run Capital, LLC, an investment management firm, since January 2010. Mr. Osborne also served, from January 2010 to December 2013, as a research analyst for Akre Capital Management, LLC, an investment management firm.

Mr. Osborne’s experience in investing and managing investments in a broad range of businesses through his position with Kingsbury Run Capital is expected to provide the Board with additional financial analytical expertise.

John A. Reeves, age 47, was elected as a director of the Company in August 2013. Mr. Reeves retired from Aircraft Service International, Inc., a commercial aviation services company providing ground handling, fueling and airport facility services and wholly owned subsidiary of BBA Aviation plc, in May 2013. Mr. Reeves served as Senior Vice President, U.S. and Latin America Operations for Aircraft Services International from January 2009 until his retirement, as Vice President Operations and Sales, North America from October 2007 to December 2008, and as Vice President, Technical Services from 2003 to October 2007. From 1997 to 2003, Mr. Reeves served as Director, Technical Services and Procurement of Signature Flight Support, Inc., a subsidiary of BBA Aviation providing business aviation services.

Mr. Reeves’ experience as an executive in aviation services businesses, involving both ground equipment and aircraft services, provides the Board with insight into the markets and operations of the Company’s businesses which operate in similar markets or face similar challenges. In addition, the Board of Directors benefits from Mr. Reeves’ management experience, including operating responsibility for a significant business with operations in the U.S. and Latin America.

William H. Simpson, age 67, was elected as a director of the Company in November 2013, having previously served as a director from June 1985 to August 2013. Mr. Simpson has served as Executive Vice President of the Company since June 1990 and as Vice President from June 1983 to June 1990. Mr. Simpson also serves as an officer and director of certain of the Company’s subsidiaries, serving as the President and a director of Mountain Air Cargo, Inc. (“MAC”), the Chief Executive Officer and a director of CSA, Air, Inc. (“CSA”) and Executive Vice President of Global Ground Support, LLC (“GGS”).

Mr. Simpson’s long experience with the Company’s air cargo operations, including as President of MAC, along with his knowledge of and direct relationship with the Company’s air cargo customer, provides the Board of Directors with valuable judgment and insight into this important segment of the Company’s business.

Nicholas J. Swenson, age 45, has served as a director of the Company since August 2012 and as Chairman of the Board of Directors since August 2013. In October 2013, Mr. Swenson was appointed as the interim President and Chief Executive Officer of the Company and was appointed as President and Chief Executive Officer of the Company in February 2014. Mr. Swenson is also a private investor and the founder and managing member of Groveland Capital, LLC, an investment management firm, and is also the managing member of AO Partners, LLC which is the general partner of AO Partners I, L.P., an investment fund. Prior to founding Groveland Capital, LLC in March 2009, Mr. Swenson served as a portfolio manager and partner of Whitebox Advisors, LLC, an investment management firm, since September 2001. Mr. Swenson serves as a director and Chairman of the Board of Pro-Dex, Inc.

The Board believes that Mr. Swenson’s position as Chief Executive Officer of the Company provides the Board with unique insight regarding Company-wide issues. In addition, Mr. Swenson’s financial, analytical and investment experience and skills provides the Board of Directors with additional expertise in these areas and, as a representative of the Company’s largest stockholder, he provides additional stockholder perspectives to the Board of Directors.

The Board of Directors recommends a vote “FOR” all of the nominees listed above for election as directors (Item 1 on the enclosed proxy card).

All of the incumbent directors were elected by the stockholders at the 2013 annual meeting other than Mr. Simpson. Mr. Simpson was elected as a director by the Board of Directors in November 2013 to fill a vacancy caused by the resignation of a director.

On June 13, 2013, in connection with the resolution of a then-pending contest for the election of directors at the 2013 annual meeting of stockholders, the Company entered into an agreement (the “Settlement Agreement”) with AO Partners I, L.P. (“AO Partners”), AO Partners, LLC, Messrs. Swenson, Barkett, Foudray and Osborne and certain other individuals. The Settlement Agreement provided that the slate of directors for the 2013 annual meeting of stockholders would include Messrs. Swenson, Barkett and Osborne, who had been named by AO Partners (the “AO Partners Nominees”), Mr. Gioffre, Walter Clark, who was then the Company’s Chief Executive Officer, and Mr. Reeves (the “Committee Nominees”) and one additional nominee (the “Seventh Nominee”) who would be an “independent director” under the rules of the NASDAQ Stock Market and eligible to serve on the Company’s Audit Committee, which nominee was Mr. Foudray. The Settlement Agreement provides that in the event any of those individuals ceases to serve subsequent to his election, (i) only AO Partners may fill the vacancy of an AO Partners Nominee; (ii) only the remaining Committee Nominees may fill a vacancy of a Committee Nominee; and (iii) a vacancy of the Seventh Nominee may be filled only by a candidate who is mutually agreeable to 2/3 of both the AO Partners Nominees and the Committee Nominees. Unless earlier terminated, the Settlement Agreement will expire 30 days prior to the start of the period during which stockholders may submit notice of nominations for consideration at the Company’s 2015 annual meeting of stockholders.

The Board of Directors believes that the Board as a whole should encompass a range of skill and expertise enabling it to provide sound guidance with respect to the Company’s operations and interests. In addition to considering a candidate’s background and accomplishments, candidates are reviewed in the context of the current composition of the Board and the evolving needs of our businesses. The composition of the nominees for election at the 2013 annual meeting of stockholders was established in part pursuant to the terms of the Settlement Agreement. The Company’s policy is to have at least a majority of Directors qualify as “independent,” and only two of the seven nominees, the Company’s Chief Executive Officer and its Executive Vice President, do not qualify as “independent.”

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. The Board has determined that having the same person serve as Chief Executive Officer and Chairman of the Board is in the best interests of the Company’s stockholders at this time. In August 2013, immediately following the 2013 annual meeting of stockholders, Mr. Swenson, then an independent director, was elected as Chairman of the Board of Directors. On October 30, 2013, the Company’s former Chief Executive Officer resigned as an officer and director of the Company. On October 31, 2013, the Board of Directors appointed Mr. Swenson as interim Chief Executive Officer and, on February 10, 2014, the Board of Directors appointed Mr. Swenson as Chief Executive Officer.

Director Compensation

During the fiscal year ended March 31, 2014, each outside director received a director’s fee of $1,000 per month and an attendance fee of $500 paid to outside directors for each meeting of the Board of Directors or a committee thereof other than the Capital Allocation Committee, members of which do not receive monthly or attendance fees for service on that committee. Members of the Audit Committee received, in lieu of the $500 meeting fee, a monthly fee of $500, while the Chairman of the Audit Committee received a monthly fee of $700, which was increased to $2,125 effective August 1, 2013. Pursuant to the Company’s 2005 Equity Incentive Plan (the “Plan”), each director who was not an employee of the Company at the time of his initial elect as a director received an option to purchase 2,500 shares of Common Stock at an exercise price equal to closing bid price per share on the date of the election. Such options vest one year after the date they were granted and expire ten years after the date they were granted. Outstanding options under the Plan to Messrs. Gioffre and Swenson have vested, while the options awarded to Messrs. Barkett, Foudray, Osborne and Reeves in connection with their election as directors at the 2013 annual meeting of stockholders vest on August 30, 2014. The Plan was amended after the 2013 annual meeting to cease awards of options to directors first elected after the amendment.

The following table sets forth the compensation paid to each of the Company’s non-employee directors in the fiscal year ended March 31, 2014, including directors whose service on the Board of Directors ended at the 2013 annual meeting of stockholders.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Seth G. Barkett	11,500	5,375	16,875
Sam Chesnutt	16,000	—	16,000
Allison T. Clark	8,500	—	8,500
William R. Foudray	11,500	5,375	16,875
John J. Gioffre	42,800	—	42,800
Andrew L. Osborne	14,500	5,375	19,875
George C. Prill	15,000	—	15,000
John A. Reeves	13,500	5,375	18,875
Dennis A. Wicker	13,500	—	13,500
J. Bradley Wilson, Jr.	14,000	—	14,000

(1)	The reported value of this stock option award has been developed solely for purposes of disclosure in accordance with the rules and regulations of the SEC and is the “grant date fair value” thereof under FASB ASC Topic 718 for financial reporting purposes, except that it does not reflect any adjustments for risk of forfeiture. The Company used the Black-Scholes option-pricing model as its method for valuing the stock option. The key assumptions for this valuation method include the expected term of the option (5 years), stock price volatility (28.31%), risk-free interest rate (1.36%) and dividend yield (2.9%).

Committees of the Board of Directors

The Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Nominating Committee and the Capital Allocation Committee.

The Audit Committee consists of Messrs. Gioffre, Osborne and Reeves, with Mr. Gioffre serving as chairman. The Audit Committee met five times during the fiscal year. The authority and responsibilities of the Audit Committee are set forth in a charter adopted by the Board of Directors. A copy of the current Charter is available on the Company’s website (www.airt.net) under the Shareholder Information Section. The principal functions of the Audit Committee, included in the charter, are to select and retain the firm of independent auditors to serve the Company each fiscal year, to review and approve the scope, fees and results of the audit performed by the independent auditors, to review the adequacy of the Company’s system of internal accounting controls, to review and periodically discuss with the independent auditor all significant relationships that may affect the auditor’s independence, to meet at least quarterly to review the Company’s financial results with management and the independent auditors prior to the release of quarterly financial information, to prepare and issue to the Board of Directors annually a summary report suitable for submission to the stockholders, to discuss with management and the independent auditor policies with respect to risk assessment and risk management, significant risks or exposures of the Company and the steps that have been taken to minimize such risks, and to establish procedures for the receipt, retention and treatment of complaints regarding accounting internal controls and auditing matters, including confidential, anonymous submissions by employees. The Company has certified to NASDAQ the Company’s compliance with NASDAQ’s audit committee charter requirements and compliance with the audit committee structure and composition requirements. In addition, the Board of Directors has determined that John J. Gioffre is an “audit committee financial expert,” as that term is defined under the rules of the Securities and Exchange Commission.

The Compensation Committee consists of Messrs. Barkett, Foudray and Osborne, with Mr. Foudray serving as chairman. The authority and responsibilities of the Compensation Committee are set forth in a charter adopted by the Board of Directors. A copy of the current Charter is available on the Company’s website (www.airt.net) under the Shareholder Information Section. The principal functions of the Compensation Committee, included in the charter, are to evaluate, develop, approve and report to the Board regarding the Company’s overall compensation philosophy and strategy, including the balance among various components of compensation, such as base salaries, cash-based and equity-based incentive compensation, and other benefits, to determine, or recommend to the Board for its determination, the compensation, including salary, bonus, incentive and equity compensation to be paid to the Chief Executive Officer and the other executive officers, to review director fees and other compensation paid to non-employee members of the Board on a periodic basic and effect, or recommend to the Board, any changes it deems appropriate, to periodically review equity-based and other incentive plans and revise such plans, or recommend revisions or new plans to the Board, to determine and recommend to the Board for approval any performance targets and participation levels for management in any incentive plan for which such targets and levels are to be set, to review and approve all formal employment agreements with the executive officers, and to review the Company’s overall compensation policies and practices for all employees as they relate to the Company’s risk. The Company has certified to NASDAQ the Company’s compliance with NASDAQ’s compensation committee charter requirements. The Compensation Committee met four times during the fiscal year.

The Nominating Committee consists of Messrs. Barkett, Foudray and Reeves, with Mr. Foudray serving as chairman. The Nominating Committee is charged with identifying candidates for election to the Board of Directors, reviewing their skills, characteristics and experience and recommending nominees to the Board for approval, as well as recommending the functions and the membership of the committees of the Board of Directors. The charter of the Nominating Committee is available on the Company’s website (www.airt.net) under the Shareholder Information Section. The Nominating Committee met three times during the fiscal year.

The Capital Allocation Committee consists of Messrs. Barkett, Gioffre and Swenson, with Mr. Swenson serving as chairman. The authority and responsibilities of the Capital Allocation Committee are set forth in a charter adopted by the Board of Directors. The Capital Allocation Committee is charged with reviewing and recommending “for” or “against” all internal and external investments, acquisitions, securities purchases or sales, mergers and general investments in excess of $100,000 (each, an “Investment”), acting as a clearinghouse for the evaluation of possible uses of excess capital, measuring and reporting on the capital required by each business unit, measuring return on capital for each business unit, seeking to inform the Board about the Company’s use of its capital resources, and seeking Investments that have the highest risk-adjusted return on capital to be made for the benefit of the Company and its stockholders. The charter provides that all proposals for Investments, will be presented to the Capital Allocation Committee for a recommendation “for” or “against” the proposal, and, although an Investment may be recommended by the Capital Allocation Committee, the Board may disapprove of the Investment.

Director Independence

The Board of Directors has determined that none of the members of the Board of Directors other than Mr. Swenson, the Company’s Chief Executive Officer, and Mr. Simpson, the Company’s Executive Vice President, has any relationship that, in the Board’s opinion, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these individuals is “independent” within the meaning of the rules of the NASDAQ Capital Market. All of the members of the Company’s Audit Committee, Compensation Committee and Nominating Committee are independent directors under these standards. In addition, the Board of Directors has determined that the members of the Audit Committee meet the additional standards of independence applicable to members of an audit committee.

Board’s Role in Risk Oversight

As discussed above, the Audit Committee assists the Board with respect to risk assessment and risk management, including monitoring significant risks or exposures of the Company and the steps that have been taken to minimize such risks. The Audit Committee is comprised entirely of independent directors. The Audit Committee is also charged with monitoring the Company’s “whistleblower hotline” which permits complaints or concerns regarding legal compliance, accounting, internal controls and auditing matters to be submitted by interested persons, including employees, confidentially and anonymously. In addition, the Compensation Committee is charged with assisting the Board in reviewing the Company’s overall compensation policies and practices for all employees as they relate to the Company’s risk. The Compensation Committee is also comprised entirely of independent directors.

Attendance of Meetings

During the fiscal year ended March 31, 2014, the Board of Directors met 13 times. Each of the directors attended at least 75% of all of the meetings of the Board of Directors and committees thereof on which such director served during such period. The Company does not have a policy with respect to attendance of members of the Board of Directors at the annual meeting of stockholders. Historically, few, if any, stockholders have attended the Company’s annual meeting of stockholders other than stockholders who are also officers of the Company. Four then members of the Board of Directors, two of whom are also officers of the Company, and one additional nominee for election as a director, attended the annual meeting of stockholders held in 2013.

Director Qualifications and Nominations

The Nominating Committee has adopted a policy that candidates nominated for election or re-election to the Board of Directors generally should meet the following qualifications:

•	candidates should possess broad training and experience at the policymaking level in business, government, education, technology or philanthropy;

•

candidates should possess expertise that is useful to the Company and complementary to the background and experience of other members of the Board of Directors, so that an optimum balance in Board membership can be achieved and maintained;

•	candidates should be of the highest integrity, possess strength of character and the mature judgment essential to effective decision making;

•	candidates should be willing to devote the required amount of time to the work of the Board of Directors and one or more of its committees;

•	candidates should be willing to serve on the Board of Directors over a period of several years to allow for the development of sound knowledge of the Company and its principal operations; and

•	candidates should be without any significant conflict of interest or legal impediment with regard to service on the Board of Directors.

The Nominating Committee seeks directors with experience in areas relevant to the Company’s businesses. The Nominating Committee also seeks other key attributes that are important to an effective board: integrity and high ethical standards; sound judgment; analytical skills; and the commitment to devote the necessary time and energy to the service on the Board and its Committees. The Company does not have a policy with regard to the consideration of diversity in identifying director nominees. The Nominating Committee seeks out appropriate candidates, principally by canvassing current directors for suggestions. The Nominating Committee evaluates candidates on the basis of the above qualifications and other criteria that may vary from time to time. The Nominating Committee does not have a formal policy on the consideration of director candidates recommended by stockholders. The Board of Directors believes that such a formal policy is unnecessary and that the issue is more appropriately dealt with on a case–by–case basis.

In addition, as discussed above, the Settlement Agreement provides that during its term (i) only AO Partners may fill the vacancy of an AO Partners Nominee; (ii) only the remaining Committee Nominees may fill a vacancy of a Committee Nominee; and (iii) a vacancy of the Seventh Nominee may be filled only by a candidate who is mutually agreeable to 2/3 of both the AO Partners Nominees and the Committee Nominees.

There have been no changes to the procedures by which security holders may recommend nominees to the Company’s Board of Directors since the date of the Company’s proxy statement for its annual meeting of stockholders held on August 30, 2013.

Director and Executive Officer Stock Ownership

The following table sets forth information regarding the beneficial ownership of shares of Common Stock of the Company as of May 1, 2014 by each director, director nominee and named executive officer of the Company (as listed in the Summary Compensation Table, below) and by all directors and executive officers of the Company as a group. Each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned, except as otherwise set forth in the notes to the table.

		Shares and Percent of Common Stock Beneficially Owned as of May 1, 2014
Name	Position with Company	No. of Shares (1)		Percent
Seth G. Barkett	Director	0	(2)	*
Walter Clark	Former Chief Executive Officer and Director	0		*
William R. Foudray	Director	2,500		*
John J. Gioffre	Director	5,027		*
Gary S. Kohler	Nominee	0	(2)	*
Andrew L. Osborne	Director	3,492		*
John Parry	Former Vice President-Finance, Chief Financial Officer, Secretary, Treasurer and Director	16,502		*
John A. Reeves	Director	0		*
William H. Simpson	Executive Vice President and Director	1,604	(3)	*
Nicholas J. Swenson	Chief Executive Officer and Chairman of the Board	476,537	(4)	20.4%
All directors and executive officers as a group (10 persons)		505,662		21.5%

*	Less than one percent.
(1)	Includes shares which the following executive officers and directors have the right to acquire within 60 days through the exercise of stock options issued by Air T: Mr. Gioffre, 2,500 shares; Mr. Parry, 15,000 shares; Mr. Swenson, 2,500 shares; and all directors and executive officers as a group, 20,000 shares. Does not include 2,500 shares under options awarded to each of Messrs. Barkett, Foudray, Osborne and Reeves, which options vest on August 30, 2014.

(2)	Each of Messrs. Barkett and Kohler directly hold minority limited partnership interests in AO Partners I, L.P., but such interests do not confer power to vote or divest the shares of the Company’s Common Stock held by AO Partners, I, L.P. Accordingly, neither of Messrs. Barkett or Kohler beneficially owns any of the Company’s Common Stock held by AO Partners I, L.P.
(3)	Such shares have been pledged as security.
(4)	Includes 474,037 shares held by AO Partners I, L.P. Mr. Swenson is the managing member of AO Partners, LLC, which is a general partner in AO Partners I, L.P.

EXECUTIVE OFFICERS

The executive officers of the Company are Nicholas J. Swenson and William H. Simpson. Biographical information regarding Messrs. Swenson and Simpson is included in “Proposal 1 – Election of Directors.”

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To the Company’s knowledge, based solely on review of the copies of reports under Section 16(a) of the Securities Exchange Act of 1934 that have been furnished to the Company and written representations that no other reports were required, during the fiscal year ended March 31, 2014 all executive officers, directors and greater than ten-percent beneficial owners have complied with all applicable Section 16(a) filing requirements.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) which, after a phase-in period, first applied to the Company with respect to the 2013 annual meeting, the Company is required to provide shareholders with the opportunity to cast an advisory vote on compensation to our executive officers named in the Summary Compensation Table as reported in this proxy statement (sometimes referred to as “say on pay”). Accordingly, the following resolution will be presented to the stockholders at the annual meeting:

“Resolved, that the stockholders hereby approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed, pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission, in the Company’s proxy statement for the 2014 annual meeting of stockholders.”

This vote is nonbinding on the company. The Board of Directors and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions.

The Board of Directors recommends a vote “FOR” the adoption of the resolution approving, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this proxy statement (Item 2 on the enclosed proxy card).

The objectives of the Company’s compensation plan for its executive officers (other than Mr. Swenson) is to offer both short-term and long-term performance-based compensation to provide incentives for superior performance and to provide compensation in amounts and in forms that are sufficient to attract and retain management personnel capable of effectively managing the Company’s businesses. To achieve these objectives, the compensation paid to these executives has significant performance-based elements, including annual incentive plan compensation dependent upon the Company’s annual financial performance.

The compensation of Mr. Swenson, who served as interim Chief Executive Officer and as Chief Executive Officer from October 31, 2013 to April 1, 2014 without any separate compensation for these services, is, at his request, limited to an annual salary of $50,000. Mr. Swenson does not participate in any bonus or equity compensation plans and also does not participate in any employee benefit plan.

The compensation of the executive officers is determined by the Compensation Committee under authority delegated to it by the Board of Directors. The Compensation Committee consults with the Chief Executive Officer in evaluating and setting the compensation of the other executive officers.

The elements of the total compensation paid to executives, other than Mr. Swenson, under the Company’s policy are:

•	base salary,

•	annual cash incentive,

•	prior year option awards, and

•	retirement, health and welfare and other benefits.

The Company has paid modest levels of compensation. Variations in annual compensation levels have principally been driven by the amount of annual cash incentive payment which is based on the Company’s income before income taxes and extraordinary items for the year.

For the fiscal year ended March 31, 2014, the Company also paid its former Chief Executive Officer severance (including a pro-rated portion of incentive compensation) and continued health insurance coverage as had been provided under the terms of his employment agreement.

Base Salary

Base salaries are not linked to the performance of the Company and are intended to provide the executive officers a relatively secure baseline level of compensation. The Compensation Committee periodically reviews base salary levels and adjusts base salaries as deemed necessary, but not necessarily annually. During the review and adjustment process, the Compensation Committee considers:

•	individual performance;

•	recommendations of the Chief Executive Officer with respect to the base salaries of other executive officers;

•	the duties and responsibilities of each executive officer position;

•	their current compensation level;

•	the relationship of executive officer pay to the base salaries of senior officers and other employees of the Company; and

•	whether the base salary levels are competitive.

At Mr. Swenson’s request, the Compensation Committee set his annual salary rate, which commenced on April 1, 2014, at a below-market rate of $50,000.

Annual Incentive Compensation

The executive officers, other than Mr. Swenson, earn annual incentive compensation based the Company’s earnings before income taxes and extraordinary items. This element of compensation provides an incentive with respect to the Company’s short-term performance. The terms of the annual incentive compensation arrangements are set forth in employment agreements entered into with these executive officers. These arrangements provide that Mr. Clark, the Company’s former Chief Executive Officer, and Mr. Simpson are entitled to receive annual incentive compensation equal to 2% of the Company’s consolidated income before income taxes and extraordinary items and while Mr. Parry, the Company’s former Chief Financial Officer, is entitled to receive annual incentive compensation equal to 1.5% of the Company’s consolidated income before income taxes and extraordinary items. In the case of Mr. Clark, the amount of the payment is prorated to the date of his separation from service.

The annual incentive compensation, which is based on the Company’s earnings before income taxes and extraordinary items, reflects the bottom-line financial performance of the Company, other than the impact of extraordinary items and income taxes (over which the executive officers have limited control).

Option Awards

In prior years, the Company has awarded options to executive officers to provide incentive compensation that is linked to the Company’s long-term performance and to further align the interests of management with the stockholder’s interests. These awards, made in 2006, became vested and exercisable in three equal annual installments from the date of grant and expire ten years following the date of grant or, if earlier, one year from the date the executive officer terminates employment due to death, disability or retirement. Because these awards became fully vested in 2009, the Company’s compensation expense related to these awards was recorded in periods prior to those included in the Summary Compensation Table included in this proxy statement and accordingly, the Summary Compensation Table does not reflect any compensation related to these awards for the periods presented.

In making these awards, the Compensation Committee’s practice was to make one-time significant awards in lieu of making annual or other periodic grants of lesser amounts.

Retirement and Other Benefits

The executive officers, other than Mr. Swenson, participate in certain employee benefit plans sponsored by the Company, which are described below.

The Company sponsors the Air T, Inc. 401(k) Plan (the “401(k) Plan”), a tax-qualified Code Section 401(k) retirement savings plan, for the benefit of substantially all of its employees, including these executive officers. The 401(k) Plan encourages saving for retirement by enabling participants to make contributions on a pre-tax basis and to defer taxation on earnings on funds contributed to the 401(k) Plan. The Company makes matching contributions to the 401(k) Plan.

These executive officers also participate in group health, life and other welfare benefit plans on the same terms and conditions that apply to other employees. Each of the executive officers who also serves as a director receives $6,000 in annual directors’ fees. Under his employment agreement, Mr. Clark was permitted to use the Company aircraft for personal use, with the requirement that he reimburse the Company for its costs in connection with his personal use of the aircraft to the extent those costs exceed $50,000 in any fiscal year. In fiscal 2014, Mr. Clark did not use of the Company’s aircraft for any personal travel.

Each of these executive officers receives an automobile allowance as well as reimbursement of certain expenses for their primary personal vehicle and limited other perquisites.

The executive officers do not receive better insurance programs, vacation schedules or holidays than other employees of equal employment tenure.

The Company does not maintain any non-qualified deferred compensation plans that would allow executives to elect to defer receipt (and taxation) of their base salaries, bonuses, annual incentive plan payments or other compensation.

EXECUTIVE OFFICER COMPENSATION

The following table sets forth a summary of the compensation paid during each of the two most recent fiscal years to each individual serving as the Company’s Chief Executive Officer and to the two other most highly compensated executive officers as of March 31, 2014.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (1)	Option Awards ($)	Non-equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Nicholas J. Swenson (3) Interim Chief Executive Officer and Chief Executive Officer	2014	—	—	—	—	17,000	(4)	17,000
John Parry	2014	187,200	—	47,350	—	17,448	(5)	251,998
Former Vice President-Finance, Chief Financial Officer, Treasurer, Secretary and former Director(6)	2013	179,200	—	46,723	—	15,690		241,613
William H. Simpson	2014	254,600	—	63,133	—	17,987	(7)	335,720
Executive Vice President and Director	2013	249,700	—	62,297	—	19,469		331,466
Walter Clark (8)	2014	181,900	—	36,121	—	592,709	(9)	810,730
Former Chief Executive Officer and Director	2013	256,000	—	62,297	—	25,591		343,888

(1)	Includes director fees for the period of service of the officer on the Board of Directors of the Company at an annual rate of $6,000. For the fiscal year ended March 31, 2014, such amounts were $2,500 for Mr. Parry, $2,500 for Mr. Simpson and $4,000 for Mr. Clark. The Company ceased paying directors fees to officers serving on the Board of Directors in November 2013.
(2)	Pursuant to their employment agreements, Mr. Clark and Mr. Simpson are entitled to receive incentive compensation equal to two percent (2%) of consolidated income before income taxes and extraordinary items reported each year by the Company in its Annual Report on Form 10-K. Mr. Parry is entitled to receive incentive compensation equal to one and one-half percent (1.5%) of consolidated income before income taxes and extraordinary items. This compensation is paid out in June following the fiscal year end. For Mr. Clark, this amount was prorated through the date of his separation from service.
(3)	Mr. Swenson was appointed interim Chief Executive Officer and President on October 31, 2013 and Chief Executive Officer and President on February 10, 2014.

(4)	Such amount is the total of the director fees paid to Mr. Swenson in connection with his service as a director prior to his appointment as an officer of the Company.
(5)	For fiscal 2014, includes $7,252 for Company matching contributions under the Air T, Inc. 401(k) Retirement Plan, $4,800 for auto allowance and $5,396 for personal auto expenses.
(6)	Mr. Parry resigned as Chief Financial Officer and from all other offices with the Company effective July 23, 2014.
(7)	For fiscal 2014, includes $5,721 for Company matching contributions under the Air T, Inc. 401(k) Retirement Plan, $4,800 for auto allowance, $3,686 for personal auto expenses and $3,780 for country club dues. Does not include any amount with respect to the payment by the Company to Mr. Simpson of $118,500 for the cancellation of vested options to acquire 30,000 shares of the Company’s common stock, with an exercise price of $8.29 per share, which had been awarded to Mr. Simpson by the Company. Such option cancellation transaction was pursuant to an agreement between the Company and Mr. Simpson entered into on March 27, 2014. The closing price per share of the Company’s common stock on March 27, 2014 was $12.46.
(8)	Mr. Clark resigned as the Chief Executive Officer and President on October 30, 2013.
(9)	For fiscal 2014, includes $565,680 in payment of severance, $15,170 in payment of post-employment continued health insurance coverage, $5,928 for Company matching contributions under the Air T, Inc. 401(k) Retirement Plan, $3,200 for auto allowance and $2,731 for personal auto expenses. Does not include any amount with respect to the payment by the Company of $11.50 per share upon the Company’s purchase of Mr. Clark’s approximately 93,757 shares of common stock and the payment of $160,500 for the cancellation of vested options to acquire 50,000 shares of the Company’s common stock, with an exercise price of $8.29 per share, which had been awarded to Mr. Clark by the Company. Such share purchase and option cancellation transactions were pursuant to an agreement between the Company and Mr. Clark entered into on November 5, 2013. The closing price per share of the Company’s common stock on November 5, 2013 was $11.50.

On December 6, 2006, the Company awarded Mr. Parry options to acquire 15,000 shares of common stock. The exercise price of these options is $9.30 per share. These options became vested and exercisable in three equal annual installments beginning with the date of grant, or if earlier, upon a change of control of the Company or the date the employee terminates employment due to death, disability or retirement. The options expire ten years following the date of grant or, if earlier, one year from the date Mr. Parry terminates employment due to death, disability or retirement. In connection with Mr. Parry’s resignation, the Company cancelled options held by Mr. Parry to purchase 15,000 shares of common stock of the Company at a price of $13.20 per share (the closing price per share of the Company’s common stock on the Nasdaq Stock Market on June 24, 2014) at an exercise price of $9.30 per share upon payment by the Company to Mr. Parry of $58,500.

Pursuant to the Company’s 2005 Equity Incentive Plan which provides for the automatic award of options upon a non-employee’s initial election to the Board of Directors, on August 30, 2012 in connection with his election as a director, Mr. Swenson was awarded options to acquire 2,500 shares of common stock. The exercise price of these options is $8.62 per share. The options vested one year after the date of his election and expire 10 years after the date of his election.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

	Option Awards(1)
	Number of Securities Underlying Unexercised Options # Exercisable		Number of Securities Underlying Unexercised Options # Unexercisable	Option Exercise Price $	Option Expiration Date
Nicholas J. Swenson	2,500	(2)	—	8.62	8/30/2022
John Parry	15,000	(3)	—	9.30	12/06/2016

(1)	All option awards were made under the Company’s 2005 Equity Incentive Plan. Under the terms of the plan, option awards were made without any corresponding transfer of consideration from the recipients.
(2)	Stock options vested on August 30, 2013.
(3)	Stock options vested at the rate of one-third of the initial amount per year with vesting dates of December 6 of 2007, 2008 and 2009.

Executive Officer Employment Agreements

Nicholas J. Swenson. On March 26, 2014, Nicholas J. Swenson and the Company entered into an Employment Agreement dated as of March 26, 2014 and effective as of April 1, 2014 providing for the terms of employment of Mr. Swenson as Chief Executive Officer and President. The employment agreement provides that Mr. Swenson’s employment can be terminated by the Company at any time, without advance notice, for any reason or for no reason. The agreement does not provide for any severance payment to Mr. Swenson upon termination of his employment by the Company. The agreement provides for an annual salary of $50,000, commencing on April 1, 2014. The agreement provides that Mr. Swenson will not participate in any bonus or equity compensation arrangement and that Mr. Swenson has declined to participate in any employee benefit plan. The agreement also includes provisions regarding confidentiality, indemnification, and a covenant not to compete for one year following termination of employment.

William H. Simpson. Effective January 1, 1996, the Company entered into an employment agreement with William H. Simpson, an Executive Vice President of the Company. In the absence of any notice from one party to the other to terminate automatic extensions of the term of the agreement, the agreement is automatically extended each December 1 so that upon each automatic extension the remaining term of the agreement is three years and four months. The agreement provided for an initial annual base salary of $165,537, which was subsequently increased and is subject to further increases as determined by the Compensation Committee. In addition, the agreement provides for annual bonus compensation equal to 2% of the Company’s consolidated income before income taxes and extraordinary items as reported by the Company in its Annual Report on Form 10-K. Under the agreement, Mr. Simpson is entitled to participate in the Company’s general employee benefit plans, to receive four weeks of vacation per year and to receive a monthly automobile allowance of $400 plus reimbursement for fuel, repair expense and insurance for his primary automobile upon presentation of documentation in accordance with the Company’s expense reimbursement policies.

Mr. Simpson’s employment agreement provides that if the Company terminates his employment other than for “cause” (as defined in the agreement), he will be entitled to receive a lump sum cash payment equal to the amount of base salary payable for the remaining term of the agreement (at the then current rate) plus one-half of the maximum incentive bonus compensation that would be payable if he continued his employment through the date of the expiration of the agreement (assuming for such purposes that the amount of incentive bonus compensation would be the same in the remaining period under the agreement as was paid for the most recent year prior to termination of employment). The agreement further provides that if any payment on termination of employment would not be deductible by the Company under Section 280G(b)(2) of the Internal Revenue Code, the amount of such payment would be reduced to the largest amount that would be fully deductible by the Company.

John Parry. Effective October 6, 2006, the Company entered into an employment agreement with John Parry, Chief Financial Officer of the Company, which provided for an initial three-year term of employment under the terms of that agreement. On December 18, 2008, the agreement was amended to extend the term of the agreement after the initial expiration date for successive one-year periods thereafter unless either party gives written notice to the other of non-renewal of such term at least one hundred eighty (180) days prior to the scheduled date of expiration. The agreement provides for annual bonus compensation equal to 1.5% of the Company’s consolidated income before income taxes and extraordinary items as reported by the Company in its Annual Report on Form 10-K. Under the agreement, Mr. Parry is entitled to participate in the Company’s general employee benefit plans, to receive four weeks of vacation per year and to receive a monthly automobile allowance of $400 plus reimbursement for fuel, repair expense and insurance for his primary automobile upon presentation of documentation in accordance with the Company’s expense reimbursement policies.

Mr. Parry’s employment agreement provides that if the Company terminates Mr. Parry’s employment other than for “cause” (as defined in the agreement), Mr. Parry is entitled to receive his base salary for a period of twelve months and a pro-rated incentive bonus for that fiscal year. In addition, during that twelve-month period the Company must continue to provide to Mr. Parry continued group health benefits as existed on the date of termination of Mr. Parry’s employment or, in the event that continuation of health benefits are not permitted under the Company’s health insurance policies, to pay for COBRA health insurance coverage.

Effective July 23, 2014, Mr. Parry resigned as the Company’s Chief Executive Officer and from all other offices with the Company. In connection with Mr. Parry’s resignation, the Company cancelled options held by Mr. Parry to purchase 15,000 shares of common stock of the Company at a price of $13.20 per share (the closing price per share of the Company’s common stock on the Nasdaq Stock Market on June 24, 2014) at an exercise price of $9.30 per share upon payment by the Company to Mr. Parry of $58,500.

Walter Clark. On July 8, 2005, the Company entered into an employment agreement with Walter Clark to provide for his continued employment as the Company’s Chief Executive Officer. The agreement had an initial term of two years and renewed for successive additional one-year periods on each anniversary of the date of the agreement unless either the Company or Mr. Clark gave notice of non-renewal within 90 days prior to that anniversary date. The agreement provided for an annual base salary of $200,000, subject to increases as determined by the Company’s Board of Directors or its Compensation Committee. In addition, the agreement provided for annual bonus compensation equal to 2% of the Company’s consolidated income before income taxes and extraordinary items as reported by the Company in its Annual Report on Form 10-K. Under the agreement, Mr. Clark was entitled to participate in the Company’s general employee benefit plans, to receive four weeks of vacation per year, to receive a monthly automobile allowance of $400 plus reimbursement for fuel, repair expense and insurance for his primary automobile upon presentation of documentation in accordance with the Company’s expense reimbursement policies and to use the corporate passenger aircraft for personal use, with the requirement that he reimburse the Company for its costs in connection with his personal use of the aircraft to the extent those costs exceed $50,000 in any fiscal year.

Mr. Clark’s employment agreement provided that the Company may terminate Mr. Clark’s employment at any time and for any reason. However, if the Company terminated Mr. Clark’s employment other than for “disability” or “cause,” both as defined in the agreement, the Company was obligated to continue to pay Mr. Clark his then-current base salary for a period of two and one-half years, or at its election the Company can pay this amount in one lump-sum payment at the net present value of those payments, calculated by assuming an 8% discount rate. In addition, during that two and one-half year period the Company must continue to provide to Mr. Clark all health and welfare benefits as existed on the date of termination of Mr. Clark’s employment or, in the event that continuation of health benefits are not permitted under the Company’s health insurance policies, to pay for COBRA health insurance coverage. Mr. Clark was entitled to terminate his employment under the agreement at any time and for any reason. However, following a “change in control” of the Company, if, within 12 months after the occurrence of the change in control, Mr. Clark terminated his employment for “good reason,” which is defined in the agreement and includes a substantial reduction in responsibilities, relocation, increased travel requirements and adverse changes in annual or long-term incentive compensation plans, he was entitled to receive the same base salary payments and continued health and welfare benefits as described above. Under the employment agreement, a “change of control” includes a merger, consolidation or reorganization with or into the Company, or in which securities of the Company are issued, other than certain non-control transactions as defined in the agreement, the acquisition of Company common stock or other voting securities by any person resulting in such person beneficially owning 30% or more of either the then-outstanding common stock or the combined voting power of the Company’s then-outstanding voting securities entitled to vote for the election of directors, and members of the Company’s Board of Directors (the “Board”) at the time the agreement was entered into (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of a majority of the Incumbent Board, such new director is deemed to be a member of the Incumbent Board and provided, further, that no individual is deemed to be a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Proxy Contest. The agreement provided that these base salary payments and continued health and welfare benefits were Mr. Clark’s sole remedy in connection with a termination of his employment.

On October 30, 2013, Mr. Clark resigned as the Chief Executive Officer and President of the Company. On November 5, 2013, the Company and Mr. Clark entered into a Separation Agreement and Release dated as of November 5, 2013 (the “Separation Agreement”), effective on November 13, 2013. The Separation Agreement provides for the payment to Mr. Clark of severance (including a pro-rated portion of incentive compensation for the fiscal year ended March 31, 2014) and continued health insurance coverage as had been provided under the terms of his employment agreement. The Separation Agreement also provides for the purchase by the Company of the approximately 93,757 shares of common stock of the Company held by Mr. Clark at a price of $11.50 per share (the closing price per share of the Company’s common stock on the Nasdaq Stock Market on November 5, 2013) and the cancellation of options held by Mr. Clark to purchase 50,000 shares of common stock of the Company at an exercise price of $8.29 per share upon payment by the Company to Mr. Clark of $160,500. The Separation Agreement also includes a mutual release of claims by Mr. Clark and the Company, certain of its directors and its subsidiaries, as well as provisions addressing, among other things, continuing obligations of Mr. Clark under his employment agreement (including noncompetition obligations) and mutual nondisparagement obligations of the parties.

401(k) Plan. The Company sponsors the Air T, Inc. 401(k) Plan (the “401(k) Plan”), a tax-qualified Internal Revenue Code Section 401(k) retirement savings plan, for the benefit of substantially all of its employees, including its executive officers. The 401(k) Plan encourages saving for retirement by enabling participants to make contributions on a pre-tax basis and to defer taxation on earnings on funds contributed to the 401(k) Plan. The Company makes matching contributions to the Plan. Mr. Swenson has declined participation in the 401(k) Plan.

CERTAIN TRANSACTIONS

The Company leases its corporate and operating facilities at the Little Mountain, North Carolina airport from Little Mountain Airport Associates, Inc. (“Airport Associates”), a corporation whose stock is owned by William H. Simpson, an officer and director of the Company, John J. Gioffre, a director of the Company, the estate of David Clark (of which Walter Clark, the Company’s former Chief Executive Officer and director, is a co-executor and beneficiary and Allison Clark, a former director, is a beneficiary), three unaffiliated third parties and a former executive officer. The facility consists of approximately 68 acres with one 3,000 foot paved runway, approximately 20,000 square feet of hangar space and approximately 12,300 square feet of office space. The operations of the Company and MAC are headquartered at this facility. The Company paid aggregate rental payments of approximately $173,000 to Airport Associates pursuant to such lease during the fiscal year ended March 31, 2014. The lease for this facility provided for monthly rent of $14,428 through May 31, 2014 when it was scheduled to expire. In April 2014 the leased agreement was amended, increasing the monthly rent to $14,862, extending the term of the lease through January 31, 2018, and providing for three additional two-year option periods through January 31, 2024. The lease agreement provides that the Company shall be responsible for maintenance of the leased facilities and for utilities, taxes and insurance. The Company believes that the terms of such leases are no less favorable to the Company than would be available from an independent third party.

PROPOSAL 3 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends that the stockholders ratify the appointment of Dixon Hughes Goodman, LLP to serve as the independent registered public accounting firm for the Company and its subsidiary corporations for the fiscal year ending March 31, 2015. If the stockholders do not ratify this appointment, the Audit Committee will consider other independent registered public accounting firms.

Dixon Hughes Goodman, LLP (formerly known as Dixon Hughes PLLC) has served as the independent registered public accounting firm for the Company since November 17, 2005. Representatives of Dixon Hughes Goodman, LLP are expected to be present at the annual meeting and will have an opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” the proposal to ratify the selection of Dixon Hughes Goodman, LLP as independent auditors for the fiscal year ending March 31, 2015 (Item 3 on the enclosed proxy card).

Audit Committee Pre-approval of Auditor Engagements

It is the policy of the Audit Committee that all audit and permitted non-audit services provided to the Company by its independent registered public accounting firm are approved by the Audit Committee in advance. In addition, it is the Company’s practice that any invoices not covered by the annual engagement letter that are subsequently submitted by its independent registered public accounting firm are provided to the Chairman of the Audit Committee for approval prior to payment. The independent auditor, management and the Audit Committee must meet on at least an annual basis to review the plans and scope of the audit and the proposed fees of the independent auditor.

Audit Fees

Fees billed to the Company by its independent registered public accounting firm, Dixon Hughes Goodman, LLP, for each of the past two fiscal years were as follows:

	2014	2013
Audit Fees(1)	$133,000	$116,000
Audit-Related Fees(2)	10,000	10,000
Tax Fees(3)	65,000	60,000
All Other Fees	—	—

(1)	Audit fees consist of fees incurred for professional services rendered for the audit of our annual financial statements and review of the quarterly financial statements that are provided by Dixon Hughes Goodman, LLP in connection with regulatory filings or engagements.
(2)	Audit-related fees relate to professional services rendered that are related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” Audit-related fees also include fees associated with the audit of the Company’s employee benefit plan.
(3)	Tax fees consist of professional services for tax compliance, tax advice and tax planning.

Report of the Audit Committee

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements as of and for the year ended March 31, 2014. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No.16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board and currently in effect. In addition, the Audit Committee discussed with the independent registered public accounting firm the written disclosures and letter required by Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding the independent registered public accounting firm’s communication with the Audit Committee concerning independence and discussed with them their independence from the Company and its management. The Audit Committee also has considered whether the independent registered public accounting firm provision of non-audit services to the Company is compatible with their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2014 for filing with the Securities and Exchange Commission.

June 2, 2014

AUDIT COMMITTEE

John J. Gioffre, Chair

Andrew L. Osborne

John A. Reeves

ADDITIONAL INFORMATION

THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER OF THE COMPANY, AND TO EACH PERSON REPRESENTING THAT AS OF THE RECORD DATE FOR THE MEETING HE OR SHE WAS A BENEFICIAL OWNER OF SHARES ENTITLED TO BE VOTED AT THE MEETING, IF SOLICITED BY WRITTEN REQUEST, A COPY OF THE COMPANY’S 2014 ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO AIR T, INC., 3524 AIRPORT ROAD, MAIDEN, NORTH CAROLINA 28650, ATTENTION: CORPORATE SECRETARY.

IN ADDITION, THE COMPANY HAS A DEDICATED WEBSITE AT WWW.AIRT.NET/SHAREHOLDERDIRECT.HTML WHERE IT POSTS ALL ANNUAL MEETING MATERIALS INCLUDING THE ANNUAL REPORT ON FORM 10-K, ANNUAL REPORT AND PROXY STATEMENT.

STOCKHOLDER COMMUNICATIONS

The Board of Directors has established a process for stockholders and other interested parties to communicate with the Board of Directors or a particular director. Such individual may send a letter to Air T, Inc., Attention: Corporate Secretary, 3524 Airport Road, Maiden, North Carolina 28650. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters should state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary of the Company will circulate the communications (with the exception of commercial solicitations) to the appropriate director or directors. Communications marked “Confidential” will be forwarded unopened.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2015 MEETING

Proposals by stockholders intended to be presented at the 2015 annual meeting of stockholders must be received by the Company’s Corporate Secretary no later than March 20, 2015 in order to be included in the proxy statement and on the proxy card that will be solicited by the Board of Directors in connection with that meeting. The inclusion of any proposal will be subject to applicable rules of the SEC. In addition, the Company’s by-laws establish an advance notice requirement for any proposal of business to be considered at an annual meeting of stockholders, including the nomination of any person for election as director. In general, written notice must be received by the Company’s Corporate Secretary at the Company’s principal executive office, 3524 Airport Road, Maiden, North Carolina 28650, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting and must contain specified information concerning the matter to be brought before such meeting and concerning the stockholder proposing such a matter. Accordingly, to be considered at the 2015 annual meeting of stockholders, proposals must be received by the Corporate Secretary no earlier than May 6, 2015 and no later than June 5, 2015. Any waiver by the Company of these requirements with respect to the submission of a particular stockholder proposal shall not constitute a waiver with respect to the submission of any other stockholder proposal nor shall it obligate the Company to waive these requirements with respect to future submissions of the stockholder proposal or any other stockholder proposal. Any stockholder desiring a copy of the Company’s by-laws will be furnished one without charge upon written request to the Corporate Secretary at 3524 Airport Road, Maiden, North Carolina 28650.

Individuals appointed as proxies in connection with the annual meeting of stockholders to be held in 2015 will have discretion under applicable SEC rules to vote on any proposal presented at the meeting by a stockholder unless the stockholder gives the Company written notice of the proposal no later than June 5, 2015 and other provisions of the applicable SEC rules are satisfied.

OTHER MATTERS

The Board of Directors knows of no other matters that may be presented at the meeting.

AIR T, INC.

July 18, 2014

[Intentionally left blank.]

AIR T, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD SEPTEMBER 3, 2014

AND

PROXY STATEMENT

July 18, 2014

Supplement to Proxy Statement

This supplement is provided to report the following development which occurred after we had printed, but before we had mailed, the enclosed notice of annual meeting and proxy materials. On July 9, 2014, we entered into an Amended Employment Agreement with William H. Simpson, an Executive Vice President of the Company and an officer of certain of the Company’s subsidiaries, which amends and restates Mr. Simpson’s prior employment agreement. The Amended Employment Agreement provides that effective August 1, 2014 Mr. Simpson’s service in those capacities will end and that during the Subsequent Period (as defined below) he will serve as Chairman of each of Mountain Air Cargo, Inc. (“MAC”) and CSA Air, Inc. (“CSA”). MAC and CSA are the subsidiaries comprising the Company’s overnight air cargo segment.

The Amended Employment Agreement provides that, as Chairman of MAC and CSA, Mr. Simpson is to perform such duties and responsibilities as reasonably determined from time to time by the Chief Executive Officer and/or the Boards of Directors of MAC and CSA, consistent with the expectation that he will be working on MAC/CSA duties on average of two days per week for the first year of the Subsequent Period and 1.5 days per week for the second year of the Subsequent Period, that he will work diligently to maintain, develop and further customer relationships (including participation in customer events and functions), that he will provide counsel and guidance to the executive management team and perform special projects as requested from time to time. The Amended Employment Agreement provides for the termination of Mr. Simpson’s employment on September 30, 2016, subject to earlier termination in the event of death, permanent disability, resignation or termination by MAC and CSA with or without cause.

The Amended Employment Agreement provides that Mr. Simpson’s salary will continue at its current rate until September 30, 2014, at which time his annual salary rate will be adjusted to $100,000, and that his annual salary rate would be further adjusted to $75,000 commencing October 1, 2015. Under the Amended Employment Agreement, Mr. Simpson shall be paid incentive compensation equal to 2% of the Company’s earnings before income taxes or extraordinary items for the six months ended September 30, 2014 as reported in the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2014. The Amended Employment Agreement also provides for the continuation of Mr. Simpson’s participation in benefit plans, continued perquisites and paid vacation, during the Subsequent Period. The Amended Employment Agreement also provides for payments to permit Mr. Simpson to continue health insurance coverage for himself and his dependents following a termination of employment through April 30, 2017. The Amended Employment Agreement also provides for severance of $50,000 to be paid over six months in the event MAC and CSA terminate Mr. Simpson’s employment without cause prior to September 30, 2016.

The Amended Employment Agreement carries forward non-competition, confidentiality and other provisions included in Mr. Simpson’s prior employment agreement. The “Subsequent Period” begins on August 1, 2014 and ends on September 30, 2016, or earlier in the event of termination of employment events specified in the Amended Employment Agreement.

July 18, 2014

0 REVOCABLE PROXY

AIR T, INC.

ANNUAL MEETING OF STOCKHOLDERS to be held on September 3, 2014

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Nicholas J. Swenson, John Parry and William H. Simpson as proxies, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Air T, Inc. common stock that the undersigned is entitled to vote at, and, in their discretion, to vote upon such other business as may properly come before, the 2014 Annual Meeting of Stockholders of the Company to be held on Wednesday, September 3, 2014 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF AIR T, INC. September 3, 2014 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: Copies of the Notice of Annual Meeting, the Proxy Statement and the 2014 Annual Report to Stockholders are available at www.airt.net/shareholderdirect.html.

Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20703003000000000000 2 090314 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [x]

FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below NOMINEES: O Seth G. Barkett O William R. Foudray O Gary S. Kohler O Andrew L. Osborne O John A. Reeves O William H. Simpson O Nicholas J. Swenson The Board of Directors recommends you vote FOR the following proposal. On an advisory basis, to approve the compensation to the Company’s named executive officers as disclosed in the proxy statement: The Board of Directors recommends you vote FOR the following proposal. To ratify the selection of Dixon Hughes Goodman, LLP to serve as the independent registered public accounting firm for the Company

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such if the signed is a corporation, please aign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. Signature of Stockholder Date: Signature of Stockholder Date: